UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 14, 2007

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia

(State of Other Jurisdiction of Incorporation)

0-24958

(Commission File Number)

55-0732247

(IRS Employer Identification No.)

111 E. Washington St., PO Box 906, Charles Town WV 25414-0906

(Address of Principal Executive Offices) (Zip Code)

304-725-8431

Registrant's telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02. Results of Operations and Financial Condition.

For Immediate Release November 14, 2007

Robert F. Baronner Jr. President and CEO of Potomac Bancshares, Inc. announced the following unaudited results for the third quarter of 2007.

Net income and diluted earnings per share for Potomac Bancshares, Inc. for both the quarter and nine months ended September 30, 2007 declined modestly compared with the results for the same periods ended September 30, 2006. While the results of operations are disappointing, they clearly depict the underlying strength of Bank of Charles Town, a conservatively managed and well capitalized bank. The results of operations are still very respectable given the unprecedented decline in the real estate market. The bank has no exposure to sub-prime loans and does not anticipate any substantive loan losses.

The bank has experienced a slight reduction in net loans outstanding due to reduced demand and continues to see its net interest margin squeezed. The continued increase in noninterest income has offset some of this reduction. In addition, the bank has slowed the growth of noninterest expense. Overall, the bank's business is heavily dependent on both residential and commercial real estate. Even with the slowdown in this area, the bank's income before income tax expense for the nine months ended September 30, 2007 of $4,660,000 was only $129,000 less than the income before income tax expense for the nine months ended September 30, 2006. If it were not for the one time expense due to settlement of litigation associated with customer fraud incurred during the second quarter of 2007, Potomac Bancshares, Inc. would have had record income before income tax expense for the nine months ended September 30, 2007. Despite a weak economy, Potomac Bancshares, Inc. is performing well and is determined to continue conservative business practices and to work through the downturn which now is expected to last into 2009.

In the interim, the bank is looking toward the future and investing in a number of initiatives to remain competitive and to help improve sales and service. On the technology side, the bank will debut its electronic bank statement and its "remote capture" business product during the fourth quarter of 2007. In 2008, construction will begin on an 8,000 square foot addition to the main office which will provide room for continued growth. And, finally, the bank will soon begin using its recently installed state-of-the-art "Customer Relationship Management System" or "CRM".

A benefit of a bank with good capitalization and earnings like Potomac Bancshares, Inc. is the ability to continue to pay dividends in spite of a downturn in the economy. As such, the Board of Directors has approved a dividend of $0.1075 per share to be paid on December 1, 2007 to shareholders of record on November 15, 2007. This increased dividend represents the nineteenth consecutive increase in the dividend since the company began paying them on a quarterly basis in 2003.

Unaudited - dollars in thousands, except per share data

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
Earnings Performance
Interest Income	$4,900	$4,961	$14,870	$14,104
Interest Expense	2,081	1,926	6,193	4,955
Net Interest Income	2,819	3,035	8,677	9,149
Provision For Loan Losses	100	104	100	179
Non-interest Income	1,185	936	3,222	2,853
Non-interest Expense	2,442	2,356	7,139	7,034
Income Before Income Tax Expense	1,462	1,511	4,660	4,789
Income Tax Expense	524	542	1,674	1,696
Net Income	$938	$969	$2,986	$3,093

Annualized Return On Average Equity	--	--	14.26%	15.69%
Annualized Return On Average Assets	--	--	1.33%	1.44%

			September 30	December 31
			2007	2006
Balance Sheet Highlights
Total Assets			$292,908	$292,749
Investment Securities			40,386	42,706
Loans, Net			223,285	227,646
Deposits And Customer Repurchase Agreements			260,969	262,070
Shareholders' Equity			28,577	26,717

	September 30		September 30
	2007	2006	2007	2006
Shareholders' Value (per share)
Earnings Per Share, Basic	0.27	0.28	0.87	0.89
Earnings Per Share, Diluted	0.27	0.28	0.87	0.89
Cash Dividends Declared	--	--	0.31	0.28
Book Value At Period End	--	--	8.38	7.86

			September 30	December 31
			2007	2006
Safety and Soundness
Leverage Ratio			10.05%	9.34%
Non-performing Assets As A Percentage Of
Total Assets			0.18%	0.05%
Allowance For Loan Losses As A Percentage Of
Period End Loans			1.07%	1.05%
Ratio Of Net Charge-Offs During The Period To
Average Loans Outstanding During The Period			0.05%	0.03%

Potomac Bancshares Inc. is a public company trading under the ticker symbol PTBS.OB. PTBS is the one bank holding company for Bank of Charles Town (BCT) located in Charles Town West Virginia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potomac Bancshares, Inc.

/s/Robert F. Baronner, Jr.

Robert F. Baronner, Jr., President and CEO

November 14, 2007